Upstream Biosciences Inc. Announces the Successful Closing

of its $1.50 Unit Financing

May 7, 2007 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), is pleased to announce that the Company has successfully closed the second and final tranche of its unit financing announced on February 26, 2007.

As per the terms of the deal, Upstream successfully completed all the required corporate milestones and has now received the remaining $1,000,000 for total proceeds of $2,000,000. On the closing date of the second tranche financing, the Company issued an additional 666,667 shares and 1,333,334 Series A and Series B warrants.

The units were issued at $1.50 per unit, with each unit consisting of one common share, 1 Series A share purchase warrant and 1 Series B share purchase warrant. Each Series A share purchase warrant is exercisable at $1.75 per share and each Series B share purchase warrant is exercisable at $1.85 per share. Upon the successful exercise of both Series A and Series B share purchase warrants from the second tranche of the financing, the Company will receive an additional $2,400,001. Furthermore, if all warrants from both the first and second tranches of the financing announced on March 5, 2007 are successfully exercised, the total gross proceeds to the Company will be $6,800,000.

The securities offered will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Pursuant to the terms of the second tranche financing, we have granted registration rights to register the shares issued in the financing, and the shares issuable upon the exercise of the Series A and Series B share purchase warrants.

The Company intends to utilize the proceeds from this financing to further validate its genetic markers and drug response assay, as well as complete the previously announced acquisition of Pacific Pharma Technologies Inc.

Please visit Upstream’s website at www.upstreambio.com to view past news releases.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

Media Contact: David Libby Tel. 510.868.4903 / Cel. 510.377.1466 dlibby@libbycommunnications.com

© 2007 Upstream Biosciences Inc. ~ all rights reserved

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